EXHIBIT 99.1

FOR IMMEDIATE RELEASE

News Release

Credence Investor Relations Contact: John Detwiler Senior V.P. Finance & CFO 510.623.4758 or 510.623.5177 fax E-mail: john_detwiler@credence.com	Credence Editorial Contact: Judy Dale Senior Director, Marketing Communications 510.492.3118 or 510.623.2524 fax E-mail: judy_dale@credence.com

Credence Reports Results for the Third

Quarter of Fiscal Year 2003

FREMONT, Calif., August 19, 2003—Credence Systems Corporation (Nasdaq: CMOS), a leading provider of test solutions from design-to-production for the worldwide semiconductor industry, today reported financial results for its third fiscal quarter ended July 31, 2003.

Net sales for the third quarter of fiscal 2003 were $45.5 million, a decrease of approximately 5 percent from net sales of $47.7 million in the third quarter of fiscal 2002. Net sales increased approximately 7 percent sequentially, from net sales of $42.5 million in the Company’s second fiscal quarter of 2003. The net loss on a GAAP basis for the third quarter of fiscal 2003 was $31.7 million or ($0.50) per share, compared to a net loss of $19.0 million or ($0.31) per share in the third quarter of fiscal 2002. Incoming orders during the third quarter were $51.7 million with backlog adjustments reducing the net orders for the quarter to $50.8 million, up 12 percent sequentially from $45.4 million in the second quarter of fiscal 2003. The Company’s net book-to-bill ratio for the third fiscal quarter was 1.12.

The net loss for the third fiscal quarter of fiscal 2003 included a $1.9 million charge to the cost of goods sold in connection with a legal settlement with an inventory supplier and the write-down of excess spare part inventories. In addition, the third quarter net loss included special charges to operating expense of $4.3 million. These charges included the employee termination expenses associated with the May 2003 reduction in force, transition costs associated with IT outsourcing, and certain asset write-downs taken during the quarter. Excluding these special charges, the Company’s gross margin results on a non-GAAP basis was 37.1 percent and the net loss on a non-GAAP basis was $25.5 million or ($0.40) per share.

“We are pleased to announce our third consecutive quarter of revenue growth and the highest quarterly revenue in the last year,” said Dr. Graham Siddall, chairman and chief executive officer of Credence Systems Corporation. “This quarter’s gross margin improvement was achieved despite the

Credence Systems Reports Results for Third Quarter of Fiscal Year 2003

ongoing pricing pressure we see in the industry. We believe business conditions are gradually improving and as this trend becomes evident and sustainable, our strong portfolio of products in both the engineering and production test space will drive improvement in the business.”

“Our balance sheet remains solid as we successfully completed a $180 million convertible note offering during the quarter,” said Mr. John Detwiler, senior vice president and chief financial officer of Credence. “We ended the quarter with cash and investments of approximately $357 million, ensuring our ability to complete critical research and development projects and compete successfully in all of our product market areas. Excluding the special charges this quarter, our operating cost structure continues to fall, validating our ongoing efforts to drive to a lower operating expense level.”

Dr. Siddall added, “Despite signs of an improvement in the semiconductor marketplace, particularly evident in the IC unit shipment volume, competition remains fierce and customer behavior remains cautious as orders are only placed when shipment is required. Increased demand in corporate and consumer spending will be critical to provide consistent growth in the semiconductor market and drive orders for test equipment.”

Fourth Quarter 2003 Outlook

The Company expects revenue for the fourth fiscal quarter to be in the range of $47 to $52 million. Gross margins will remain under pressure due to the competitive environment and are expected to be up only slightly in the fourth fiscal quarter. The Company believes net bookings will increase approximately 10 percent from the $50.8 million recorded in the third fiscal quarter. The loss per share on a GAAP basis is projected to be in the range of ($0.34) to ($0.37). This guidance does not include any provisions for special charges and does not include any tax benefit.

Conference Call

Credence will hold a one-hour conference call tomorrow at 1:30 p.m. PDT. Participants will include Dr. Graham Siddall, Credence’s chairman and chief executive officer, Mr. Dave Ranhoff, Credence’s president and chief operating officer, and Mr. John Detwiler, Credence’s senior vice president and chief financial officer.

The call-in number is:

•	Domestic: 1-800-884-5695 Passcode: 15006144

•	International: 1-617-786-2960 Passcode 15006144

The replay number is:

Credence Systems Reports Results for Third Quarter of Fiscal Year 2003

•	Domestic: 1-888-286-8010 Passcode: 93187133

•	International: 1-617-801-6888 Passcode: 93187133

Please call 10 minutes prior to the scheduled start time. The replay runs through August 27, 2003, 3:30 p.m. PDT.

Credence’s earnings conference call will also be broadcast simultaneously over the Internet. Please visit www.credence.com to access the call or contact Brian Sereda at 510-492-3154 with any questions or comments.

About Credence

Credence Systems Corporation (Nasdaq: CMOS) is changing the future of semiconductor production by integrating test solutions throughout the design, validation and production processes. A leader in the manufacture of automatic test equipment (ATE) for the global semiconductor industry, Credence offers a wide range of systems for the test of analog, digital, non-volatile memory, mixed-signal, SoC, and wireless semiconductor devices typical in today’s automobile, portable computing, consumer and communications products. Credence and its subsidiaries also provide test program development and debug software, engineering validation test solutions, and advanced photon probing technology that enable faster time-to-market with lower total cost-of-test. Headquartered in Fremont, California, the Company is an ISO 9001 certified manufacturer and maintains advanced production and design facilities in Hillsboro, Oregon. More information is available at http://www.credence.com.

Forward-Looking Statements

This release may contain statements that are forward looking and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from the future performance suggested in this release including statements regarding the improvement of business conditions and the impact of the strength of our portfolio of products on such improvement, our ability to compete as a result of our cash and investments, our on-going efforts to drive a lower operating expense level and all of our statements under the heading “Fourth Quarter Outlook.’’ Such factors include, but are not limited to, cyclicality and downturns in the semiconductor industry, which the company is experiencing, rapid technological change in the ATE market, the Company’s ability to successfully integrate acquisitions, economic and political instability in the Asia Pacific and Middle East regions, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, the Company’s ability to complete the development and commercialization of its new products, product mix, overhead absorption, continued dependence on “turns” orders to achieve revenue objectives, the timing of new technology, product introductions, intellectual property issues, the risk of early obsolescence and the Company’s ability to control and reduce expenses (including the ability to identify and successfully institute additional cost-saving measures). Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Reference is made to the discussion of risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. Any projections in this release are based on limited information currently available to the Company, which is subject to change. Although any such projections and the factors influencing them will likely change, the Company will not necessarily update the information, since the Company is only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

# # #

Credence is a registered trademark, and Credence Systems is a trademark of Credence Systems Corporation and its subsidiaries. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

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CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended July 31,		Prior Quarter Ended April 30, 2003	Nine Months Ended July 31,
	2003	2002		2003	2002
Net sales	$45,460	$47,722	$42,501	$124,634	$121,064
Cost of goods sold—on net sales	28,591	28,510	27,091	79,890	73,771
Cost of goods sold—special charges	1,937			1,937

Gross margin	14,932	19,212	15,410	42,807	47,253

Operating expenses:
Research and development	17,504	22,179	19,753	56,753	62,709
Selling, general & administrative	22,250	23,544	22,815	65,631	67,641
Amortization of purchased goodwill and intangible assets	2,622	5,271	2,622	6,834	15,563
In-process research and development	—	—	—	1,510	—
Special charges	4,288	—	—	5,681	—

Total operating expenses	46,664	50,994	45,190	136,409	145,913

Operating income (loss)	(31,732)	(31,782)	(29,780)	(93,602)	(98,660)
Interest and other income	368	2,585	774	3,069	8,317

Income (loss) before income taxes	(31,364)	(29,197)	(29,006)	(90,533)	(90,343)
Income taxes (benefit)	238	(10,219)	115	435	(31,621)
Minority interest (benefit)	109	(21)	9	36	(243)

Net income (loss)	($31,711)	($18,957)	($29,130)	($91,004)	($58,479)

Net income (loss) per share
Basic	($0.50)	($0.31)	($0.46)	($1.46)	($0.97)

Diluted	($0.50)	($0.31)	($0.46)	($1.46)	($0.97)

Number of shares used in computing per share amount
Basic	63,191	60,650	63,064	62,474	60,470

Diluted	63,191	60,650	63,064	62,474	60,470

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Credence Systems Reports Results for Third Quarter of Fiscal Year 2003

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 31, 2003	Prior Quarter April 30, 2003	October 31, 2002(1)
	(unaudited)	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$159,853	$39,643	$50,192
Short-term investments	129,443	60,157	82,223
Accounts receivable, net	37,001	38,741	32,426
Inventories	96,985	105,383	105,636
Other current assets	11,992	32,336	24,983

Total current assets	435,274	276,260	295,460
Long-term investments	67,303	82,055	109,247
Property and equipment, net	100,353	103,871	112,256
Other assets	100,498	98,129	65,286

Total assets	$703,428	$560,315	$582,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	12,561	20,178	14,870
Accrued liabilities	44,954	39,995	40,816
Liabilities related to leased products	10,692	12,502	—
Deferred profits	628	1,052	5,724

Total current liabilities	68,835	73,727	61,410
Long-term liabilities—leased products	1,440	2,794	—
Other liabilities	183,773	3,622	1,602
Stockholders’ equity	449,380	480,172	519,237

Total liabilities and stockholders’ equity	$703,428	$560,315	$582,249

(1)	Derived from the audited financial statements for the year ended October 31, 2002

Credence Systems Reports Results for Third Quarter of Fiscal Year 2003

Non-GAAP Financial Measures

(in thousands, except per share amounts)

(Unaudited)

Notes to Non-GAAP Financial Measures:

Operations for the three and nine-month periods ended July 31, 2003 included pre-tax special charges to costs of goods sold of approximately $1.9 million for the write-down of excess spare parts inventory and a payment to settle litigation with an inventory supplier to the Company.

Operations for the three-month period ended July 31, 2003 included special operating charges of approximately $4.2 million for restructuring steps taken during the quarter, transition costs associated with IT outsourcing, and certain asset write-downs.

Operations for the nine-month period ended July 31, 2003 included the special operating charges noted above as well as a charge of approximately $1.5 million for the in-process research and development associated with the acquisition of Optonics, Inc. and a charge of approximately $1.4 million for headcount reductions and facility consolidations which the Company implemented in the first fiscal quarter of 2003.

The information in the tables below reflects the net loss excluding the above-mentioned special items. This supplemental non-GAAP financial measure information is not in accordance with, nor an alternative for, generally accepted accounting principles. The Company provides non-GAAP financial measures to complement its consolidated financial statements presented in accordance with GAAP. The Company believes the non-GAAP information provides information to both management and investors by identifying certain expenses, that when excluded from the GAAP results, may provide additional understanding of the core operating results or business performance.

	Three Months Ended July 31,		Nine Months Ended July 31,
	2003	2002	2003	2002
Net Sales	$45,460	$47,722	$124,634	$121,064
Gross Margin as reported	$14,932	$19,212	$42,807	$47,253
Cost of Goods Sold-Special Charges	1,937	—	1,937	—

Non-GAAP Gross Margin	$16,869	$19,212	$44,744	$47,253
Gross Margin as a percentage of Net sales	37.1%	40.3%	35.9%	39.0%

Net (loss) as reported	($31,711)	($18,957)	($91,004)	($58,479)
Cost of Goods Sold-Special Charges	1,937	—	1,937	—
Special Charges	4,288	—	5,681	—
In-process research and development	—	—	1,510	—

Non-GAAP net (loss)	($25,486)	($18,957)	($81,876)	($58,479)

Non-GAAP net income (loss) per share:
Basic	($0.40)	($0.31)	($1.31)	($0.97)
Diluted	($0.40)	($0.31)	($1.31)	($0.97)

Number of shares used in computing per share amount
Basic	63,191	60,650	62,474	60,470
Diluted	63,191	60,650	62,474	60,470

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